                                                                    EXHIBIT 99.2

     TRANSCRIPT OF CONFERENCE CALL CONDUCTED BY THE COMPANY ON MARCH 2, 2006

Event ID:   1207299
Event Name: Q4 2005 Quanta Capital Holdings Ltd. Preliminary Earnings
            Conference Call
Event Date: 2006-03-02T14:00:00 UTC

******************************************************
Notes:
Converted From Text Transcript
1207299
Q4 2005 Quanta Capital Holdings Ltd. Preliminary Earnings Conference Call
March 2, 2006
C: Sabrena Tufts; Quanta Capital Holdings Ltd.; VP Corporate Communications
C: Jim Ritchie; Quanta Capital Holdings Ltd.; Chairman
C: Jonathan Dodd; Quanta Capital Holdings Ltd.; CFO
C: Bob Lippincott; Quanta Capital Holdings Ltd.; Interim CEO
P: Ken Billingsley; BB&T; Analyst
P: Michael Dion; Sandler O'Neill; Analyst
P: Brad Gendells; Cumberland Associates LLC; Analyst
P: Chris Wenzel; Fox-Pitt Kelton; Analyst
P: Xiuping Li; Tenor Capital; Analyst
P: Mark Dwelle; Ferris, Baker Watts; Analyst
P: Ron Bobman; Capital Returns; Analyst
******************************************************

C: Sabrena Tufts;Quanta Capital Holdings Ltd.;VP Corporate Communications
C: Jim Ritchie;Quanta Capital Holdings Ltd.;Chairman
C: Jonathan Dodd;Quanta Capital Holdings Ltd.;CFO
C: Bob Lippincott;Quanta Capital Holdings Ltd.;Interim CEO
P: Ken Billingsley;BB&T;Analyst
P: Michael Dion;Sandler O'Neill;Analyst
P: Brad Gendells;Cumberland Associates LLC;Analyst
P: Chris Wenzel;Fox-Pitt Kelton;Analyst
P: Xiuping Li;Tenor Capital;Analyst
P: Mark Dwelle;Ferris, Baker Watts;Analyst
P: Ron Bobman;Capital Returns;Analyst
P: Operator;;

+++ presentation
Operator: Ladies and gentlemen, thank you for standing by and welcome to Quanta
Capital Holdings' fourth quarter and year-end 2005 conference call.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference call is being recorded. I would now like to turn the call over to Sabrena Tufts, Quanta's Vice President of Corporate
Communications. Ma'am, you may proceed.

Sabrena Tufts: Good morning, everyone. Thank you for joining us today to review
Quanta's preliminary financial results and our response to the A.M. Best rating action. Leading today's call are Jim Ritchie, our Chairman, Bob Lippincott, our
Interim Chief Executive Officer, and Jonathan Dodd, our Chief Financial Officer.

Our press release was issued this morning and can be accessed through the Quanta website at www.quantaholdings.com. A replay of this call will also be available from 11 a.m. today Eastern until March 9, 2006. The toll-free number for the replay is 888-286-8010 and the international number is +617-801-6888. The passcode to be used for both dialing numbers is 317 62 966.

Before we begin, I'd like to note that this conference call contains forward-looking statements, including statements regarding the Company's performance, and other statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties, and other factors beyond the
Company's control, which may cause material differences in actual results. These risk factors are detailed in Quanta's annual report on Form 10-K and its other filings with the SEC.

I would now like to turn the call over to Jim Ritchie, our first speaker this morning.

Jim?

Jim Ritchie: Thank you, Sabrena. Good morning to everyone. We appreciate all of you taking time to join our call today. I trust that you've seen a copy of our preliminary earnings release at this point. We will review the results as we move through our remarks. Let me begin by addressing the announcement of our ratings downgrade by A.M. Best.

Our reported results clearly are not acceptable and do not as yet reflect the changes we are putting in place. Our new management team has been taking what we believe are decisive, positive steps to address our underwriting performance and position the business appropriately. We believe we have made good progress, including exiting volatile lines that have weighed heavily on our ability to grow our specialty business, solidifying our leadership and underwriting teams and our key business lines by implementing an employee retention program and strengthening our financial position. In fact, A.M. Best alluded to much of this progress in its announcement. Though it should be clear that in light of this continued hard work, we are extremely disappointed by our ratings downgrade and are well aware of the potential impact a Sub-A rating can have on our business.
This potential impact must now play into our strategic evaluation going forward.

We're not ready to release final numbers today or our final results package because our auditors, PWC, are still completing their work, including their final review of our loss reserves. Tillinghast, our appointed actuary has completed its work and supports the conclusions of our chief actuary. We feel reasonably confident, therefore, the final results will fall within our indicated range. We felt obligated in light of A.M. Best's decision to downgrade us to release our unaudited preliminary fourth quarter and year-end results in advance of the completion of PWC's work. Hence, we're having this conversation today.

Let me give you some of the highlights of our results. As discussed in our press release, the company's underwriting results for the fourth quarter and full year, of course, were negatively impacted by the windstorm catastrophe losses.
Fourth quarter 2005 results include $12 million of expenses associated with
Hurricane Wilma, $10.2 million of additional costs related to Katrina and Rita.
Fourth quarter results also include $5.5 million related to a previously reported environmental loss, and $8 million to $13 million of general reserve strengthening.

Results for the quarter also were impacted by costs associated with exiting catastrophe exposed lines of property reinsurance, and technical risk property insurance other than program business. Total severance charges for the quarter were $5.8 million. Jonathan will give you more details on each of these items in a few moments.

Quanta had taken steps to substantially reduce the company's exposure to catastrophes, cut costs, and increase our capital base, but despite our total capital of approximately $520 million at December 31, our financial strength ratings will be downgraded. In anticipation of the impacts of such action on our business, Quanta's management and board are moving expeditiously to implement three key steps designed to preserve shareholder value.

First, a special committee of Quanta's Board of Directors has engaged Friedman,
Billings, Ramsey as financial advisor to help us evaluate strategic alternatives, including the potential sale of some or all of our businesses.
They also will help us evaluate the potential use of excess capital we expect to emerge to repay debt or to return value to our shareholders.

Second, notwithstanding the downgrade, we believe our franchise is still intact.
Therefore, we will continue to operate the business lines that we do not expect will require Quanta to have an A- rating, such as our Lloyd's Syndicate 4000, our engineering services company, ESC, and potentially certain program businesses and other lines. We have an ability to compete successfully in several lines and will immediately strengthen our focus on them. We will evaluate whether we continue to operate our remaining business lines perhaps with the help of alliances, fronting arrangements, and so forth. We also will consider running off selected lines ourselves as an alternative to sale.

Finally, and very importantly, in connection with our evaluation of the business lines, management will accelerate steps to reduce the cost of our infrastructure.

All of the above require great leadership. Bob and Jonathan have done a great job in their roles. We have also solidified our Board of Directors, recently, with the recent appointments of Roland Baker and Robert Shapiro. Roland and Bob
are two exceptional individuals with deep insurance experience. Roland is the retired president of First Penn Pacific Life Insurance Company. He's also a CPA, an accounting professor, and a distribution and regulatory consultant. He brings a wealth of insurance experience to our board. Bob Shapiro is an attorney, specializing in mergers and acquisitions in the insurance industry and transactional work, who has an extensive track record in assisting clients in many aspects of the insurance business. He was actively involved in the formation of several Bermuda-based insurance companies and has hands-on experience addressing many of the legal and compliance issues that have impacted our industry over this past year or so. Both gentlemen are outstanding additions to our company and our Board.

Although this news is fresh, we just received communication of Best's actions.
We're already mobilized for action because of contingency plans we had prepared last Fall. We expect to complete the sale evaluation, including analysis of alternatives, select a course of action, and move quickly along the execution path. We will provide an update then.

Before turning over the "mike" to Jonathan and then over to Bob, I want to thank them for the excellent job they have done in a very difficult time.

Jonathan?

Jonathan Dodd: Thank you, Jim, and good morning again everybody. Today, I'll review with you what was a complex fourth quarter, summarize our 2005 results, and move on to an update of our financial position, including capitalization and liquidity.

As Jim mentioned, the 2005 results remain preliminary and as a result, we are not able to provide any detailed financial or operating statistics at this point in time. We do, however, plan to provide a supplement containing additional financial information relating to our 2005 results in due course.

We expect our net loss for the fourth quarter of 2005 will be between $40 million and $45 million, or between $0.68 and $0.77 per diluted share, compared to a net loss of $14.4 million or $0.25 per diluted share in the fourth quarter of 2004. Based on these estimates, we expect net loss for the full year of '05 will be between $92 million and $97 million, or between $1.60 and $1.70 per diluted share, compared to $54.6 million or $0.96 per diluted share for 2004.
Our book value per share is expected to be between $5.47 and $5.55 at December
31, 2005 compared with $7.58 at the close of 2004. Gross written premiums for the fourth quarter of '05 were $96.1 million and net written premiums were $3.8 million which compares to gross written premiums of $124 million and net written premiums of $107.1 million in the fourth quarter of 2004.

Our specialty insurance segment contributed $93 million of gross written premiums and $52.4 million of net written premiums in the fourth quarter of '05 which compares to gross written premiums of $67.2 million and net written premiums of $50.4 million in the fourth quarter 2004. The specialty reinsurance segment recorded $3.2 million of gross written premiums and negative $48.6 million of net written premiums in the fourth quarter of 2005 which compares to gross written premiums of $56.8 million and net written premiums of $56.7 million for the fourth quarter of 2004.

The fourth quarter 2005 net written premiums reflect the impact of the unearned premium portfolio transfers in both the specialty insurance and specialty reinsurance segments. These involve the property reinsurance and technical risk property insurance lines and the commutations of two casualty reinsurance treaties which resulted in approximately $73.5 million of ceded written premium in the fourth quarter of 2005.

Net premiums earned in the fourth quarter were $67 million compared to $87.5 million for the fourth quarter of 2004. Specialty insurance contributed $56.1 million of net premiums earned and specialty reinsurance contributed $10.9 million. Our technical services revenues for the fourth quarter of 2005 were
$15.7 million compared to revenues of $9.9 million in the fourth quarter of
2004. For the full year of 2005, net written premiums were $390 million and net premiums earned were $364.1 million. Total revenues for 2005 were $441.3 million, including $47.3 million of technical services revenue and $24.4 million of net investment income, including $2.8 million of net realized losses on the sale of investment.

Moving into our fourth quarter discussion. We were very disappointed in the A.M.
Best action. I believe our Q4 results were unusual and not necessarily representative of what we were building as we looked ahead into 2006. There were several key items affecting Q4. Of particular significance were the following -
the impacts of Hurricanes Katrina, Rita, and Wilma, the commutations and portfolio transfers in the property and casualty reinsurance and technical risk property lines, a California pipeline environmental loss development, year-end reserve strengthening in some of our product lines, and our previously disclosed severance accruals.

We've discussed the windstorms at length on prior calls. Our revised estimates of the impacts of Katrina and Rita include an additional $10.2 million in costs.
This net adverse development is approximately 15% higher than our Q3 recorded amounts of $68.5 million. Notably, we saw favorable development of $5.5 million on our two property lines, demonstrating the quality of our reserving process in these lines during the third quarter. However, we were disappointed to see significant adverse development of $13.5 million in our marine reinsurance product line during the fourth quarter. This was driven by an adverse development of $17.4 million on a single offshore energy account about which we first received information from our client in early 2006. I also believe that the industry, in general, has seen meaningful negative developments in the fourth quarter from Katrina and Rita. And recent peer announcements continue to demonstrate how difficult estimating the ultimate costs of these events has been, particularly in longer-term reporting reinsurance lines, such as marine reinsurance. And as a reminder, we have run out of reinsurance protection for the Katrina event.

With respect to Hurricane Wilma, our current loss estimates total approximately
$12 million compared to our Q4 guidance range of $8 million to $15 million. We do have significant reinsurance protection remaining in place for this event.
Our purchase of reinsurance during 2005 was successful in helping to contain our ultimate losses as we purchased protection from high quality reinsurers. Indeed, the three 2005 hurricane storms resulted in $102 million of loss recoveries from our reinsurers.

Continuing our discussion about the impacts of loss expenses to the fourth quarter, we increased our net losses related to the California environmental loss by $5.5 million in the fourth quarter. We had disclosed development of $4.9 million in an 8-K filing in January, following the identification of further contamination in the affected areas. However, we recently increased this amount by approximately $600,000 given some timing delays in the remediation efforts.

As part of our year-end closing process, we also strengthened our loss reserves for 2005. As you know, given the immaturity of our business and very limited claims history, we've relied on pricing data accumulated by our consulting actuary, industry, and to a limited extent, our own reported claims history in picking loss ratios for each line of business. Although we have not seen significant reported claims in our casualty insurance lines, we have worked closely with our independent loss specialist during the fourth quarter and concluded to generally strengthen our loss picks in our Lloyd's, professional, programs, general liability, and environmental lines.

Although the strengthening only represents a few percentage points in loss ratio, given the inception-to-date earned premiums in these lines, we expect it will result in approximately $8 million to $13 million of additional net loss expenses in the fourth quarter. This range represents approximately 2% to 4% of our expected year-end net loss reserves held in our balance sheet. Our overall loss ratio for the year was 87.6%, including of course, the catastrophes.

We also recorded $5.8 million of employee termination provisions in the fourth quarter. These are related to our exited lines - property reinsurance and technical risk property - other than our program business, the departure of our previous CEO and other departments and functions within our company. Bob will expand more on this, a little bit later on.

Moving from our Q4 analysis, let me comment now on our business mix, which I will do on an annual basis, given the unusual fourth quarter transactions.
Specialty insurance contributed approximately 2/3 of our consolidated net premiums written for the year 2005 and reinsurance is approximately 1/3.
Overall, our specialty insurance lines grew 51% over 2004. Approximately 2/3 of that growth was driven by our Lloyd's Syndicate, demonstrating the successful startup in our syndicate operations, and we are pleased with our specialty insurance growth.

Now let me make a comment about investment income. For the fourth quarter of
2005, our net investment income was $8.8 million. Our quarterly book yield on average invested assets was approximately 3.8% and today we're investing new money at over 5%.

Let's now cover our financial position, particularly the quality of our significant assets and liabilities. Our capital remains strong and I do not believe A.M. Best's actions were the result of a weakness in our capital base.
As you know, we completed our re-capitalization in January 2006, which resulted in total proceeds of $134.6 million from the issuance of common equity and
Series A perpetual preferred securities. Our total capitalization at the year end was approximately $520 million and I believe this capital is significantly less exposed to loss volatility than in prior periods following the exit of more catastrophe prone and volatile lines and general reductions in our net limits.

Moving to our key assets and liabilities. We continue to maintain a high credit quality, short-duration, fixed-income investment portfolio. As of December 31,
2005, the portfolio average credit quality remains a AA+ and our total cash and investment assets, excluding those related to the deposit liabilities we hold on behalf of our clients, was $960 million compared to $634 million at the end of
2004. We expect our loss and loss expense reserves of reinsurance recoverables will be between $338 million and $343 million as of December 31, 2005. Our losses recoverable from our reinsurers are approximately $186 million, 93% of which retained an average credit quality of A- or better or is fully secured.

We have reviewed in detail the fundamentals of our insurance partners who've been subject to recent ratings action and we do not believe we have significant credit exposure for these reinsurers.

In conclusion, I believe the remainder of our assets are high quality as well and our financial position remains strong. And with that, I'll hand the call over to Bob. Thank you.

Bob?

Bob Lippincott: Thanks, Jonathan, and good morning, everyone. Let me focus for a moment on our fourth quarter where our underwriting results were anything but solid. The actions we have taken through the fourth quarter and into this year have been designed to put the circumstances of the unprecedented windstorms of
2004 and 2005 behind us. Entering 2006, we are analyzing very closely every business that we are in and looking closely at our internal operations from top to bottom. We have several attractive lines and platforms where we can continue to grow our specialty expertise and technical skill. Those include our A rated
Lloyd's platform, which gives us a conduit to growth opportunities in the global specialty insurance market. Our program business and our environmental business, which is supported by a profitable fee-for-service operation. We also believe we have strong underwriting capabilities in key specialty insurance lines, as well as the marine reinsurance business. In many of these areas, we are demonstrating our strength in the form of premium growth and generally favorable loss ratios.

Five things underscore the attractiveness of our businesses. Number one - we have best-in-class underwriting teams in our specialized lines - professional liability, environmental liability, marine and aviation reinsurance, surety, fidelity and crime, trade credit, and program business. All of these people have been hired and have been with Quanta and they are from recognized market leaders with solid books of business.

Number two - we have a global platform made up of our U.S. operations, our
Lloyd's operations, our European operations, and our Bermuda operation that provides tax and regulatory advantages.

Number three - ESC is a growing and profitable environmental services fee based business.

Number four - our expenses. There is potential for significant expense savings and ability to improve operating leverage here. Our G&A in 2005 was $96 million and I will speak to this just a little bit later.

And five - as Jonathan said, we have a strong balance sheet with capital in excess of $500 million and invested assets of approximately $1 billion. However, going forward, we will be evaluating our positioning in our lines more closely in light of the A.M. Best action.

What can we do under a B++ scenario? For starters, first, Quanta's syndicate,
4000, is A rated and continues to operate effectively at Lloyd's, the world's largest specialty insurance market. This platform is positioned to evaluate and expand its underwriting activities and build intrinsic value. We could further enhance the value of Quanta syndicate 4000 via the use of alternate funding sources and LOCs.

Second, we have an opportunity to pursue our programs business through various mechanisms with our trading partners and additionally explore other program opportunities under similar scenarios.

Thirdly, ESC, as another example, is a growing and profitable fee-for-service business that does not require capital and whose platform is expandable, domestically. Additionally, we believe ESC could build further value in fee income through expansion into the global environmental market.

We are evaluating our business lines and identifying steps we need to take to improve our competitive position. First and foremost, reducing our expense base is top priority. We expect to realize $9 million to $11 million in annual cost savings, excluding severance charges, through staff reductions we expect to conclude in the very near term.

On a positive note, we are now seeking improvements in our acquisition expense ratio, which for the fourth quarter dropped to 14.3% compared to 20.7% for the same period last year. This was in line with our expectations and reflects the exit of property reinsurance business and reduced writing in our casualty reinsurance line.

In summary, we are taking an analytical, deliberate, and thoughtful approach to how we assign our capital and intend to continue doing so as we work diligently to restore our rating. With that, I'd like to thank you for your time, this morning, and open the call up to questions.

+++ q-and-a
Operator: Thank you, sir.

[OPERATOR INSTRUCTIONS]

Sir, our first question comes from the line of Ken Billingsley with BB&T.

Ken Billingsley: Good morning.

Bob Lippincott: Good morning, Ken.

Ken Billingsley: Just a few questions here. Obviously, on A.M. Best is where I'd like to start. Can you discuss what is different between your discussions with
A.M. Best back in December prior to you raising the capital and obviously the results that came out, this morning?

Jonathan Dodd: Hi, Ken. It's Jonathan. How are you?

Ken Billingsley: I'm doing well, Jonathan.

Jonathan Dodd: Good question and one we've asked ourselves quite a few occasions, recently. What is different? A.M. Best put us in the Fall, in
December in fact, on an A- negative outlook and I think we all know part of the negative outlook caveat was to see how we would do in performance going forward.
Were we going to execute our plan? Would we produce operating results? And at the time, I think we all viewed and we all agreed that we would have some opportunity - a period of time under which executive leadership, we could make changes and really realize the fruits of some of the initiatives we were taking.
Q4 was a very difficult quarter with results that were very unexpected. They surprised us and they also surprised A.M. Best. And I think that A.M. Best looked at those results. They are significant. There are some significant loss events in there, admittedly, based on contract reinsurance and insurance that we had in place prior to Q4, but nevertheless, indicated to A.M. Best that there remained operating issues. So I think that's been a key driver. It's unfortunate.

Bob, I don't know if you would like to add any comments.

Bob Lippincott: No, I think that, Ken, pretty well sums it up.

Ken Billingsley: My question is did A.M. Best have any expectations of Katrina and Rita increases? Obviously, the general increase would be a surprise to them but had they not estimated anything for Katrina and Rita development?

Jonathan Dodd: I don't think so, Ken.

Ken Billingsley: Okay. Then moving on a little bit from there, of the percentage of your business, how much would you say is rating sensitive?

Jonathan Dodd: Ken, we're still undertaking that evaluation and clearly, it's the reinsurance lines typically and traditionally need A- or higher. We're evaluating each of our contracts there. Some of the primary lines not so much.
Obviously, our Lloyd's book is not B++ sensitive. That is rated separately by
A.M. Best. We'll undertake an evaluation of our program business. We believe there are a large components of the program book that may not be rating sensitive. So we're certainly keen to complete that evaluation and report back.

Operator: And sir, we have a question from the line of Michael Dion with Sandler
O'Neill.

Michael Dion: Good morning. I was just looking to get a little bit more additional color on the losses particularly related to Hurricane Wilma. I think you detailed some of the other strengthening that you did for Katrina, Rita. I guess I'm looking for just a little more color on terms of property losses versus marine and offshore energy and if you could go into a little bit more detail on the strengthening in the marine loss for the offshore energy account for Katrina and Rita in that $10.2 million.

Jonathan Dodd: Sure. Why don't we just start with another summary for everyone's benefit. Katrina and Rita, we put up $68.5 million in net loss provisions at the end of Q3. They moved up by $10.2 million in Q4. Of that $10.2 million in our property lines, which obviously were a little easier to get a handle on, a lot more short tail, we actually saw favorable development of $5.5 million covering our reinsurance property book and technical risk property book. Unfortunately, in our marine book we saw approximately $13.5 million of adverse development.
The key driver there in marine was one particular account that we have. It is substantially an offshore energy account. That generated negative development of approximately $17.4 million.

And I think the second part of your question related to offshore energy. It is a good one. That's predominantly what that account is. A significant component of that is business interruption. It is difficult to get a handle on business interruption. As of Q3 and indeed through December 31, we hadn't received any information on that account, and obviously, applied actuarial estimates based on similar events in the past and they proved to be not conservative enough. The report that came to us from that account in January was way beyond what we thought Rita would do in the market to offshore energy and to business interruption associated with that. In fact, I think our marine loss is between about 80% and 90% of those losses relate to business interruption by claims.

You mentioned Wilma?

Michael Dion: Yes.

Jonathan Dodd: In Wilma, we put out a range of 8 to 15. We came smack dab in the middle of that. Wilma was a little easier to get a handle on because it wasn't as big as the other events. We do have reinsurance protection in place and we're still within the limits on that reinsurance. So Wilma is performing as expected at this stage.

Michael Dion: And as far as the breakdown between property and marine and business interruption for Wilma, do you have that detail yet? Or is that still too preliminary?

Jonathan Dodd: I can't give you business interruption but I can certainly give you the split between our product lines. We saw approximately $4 million in our reinsurance group, $1 million to $1.5 million in our marine group, and around
$5.5 million to $6 million in our technical risk property group. And those numbers include not only the pure loss expense, but as you know, we have reinstatement premiums, both incoming and outgoing so that number's a net number and it includes the impact of those costs.

Michael Dion: Great. That's helpful. Thank you.

Operator: And sir, our next question is from the line of Brad Gendells with
Cumberland Associates.

Jim Ritchie: Good morning, Brad.

Operator: [OPERATOR INSTRUCTIONS]

Brad Gendells: I'm sorry. Can you hear me now? Sorry about that. Thank you. Good morning. I know you said this but I just didn't have my pencil moving fast enough. Can you just repeat a couple of things? The book value range that you have for 12/31 on both an aggregate and a per-share basis? And then, my recollection is you had approximately $110 million U.S. dollars of equity in the
Lloyd's syndicate? And I wanted to understand first of all, is that number approximately correct? And what's the ability to deploy capital at Lloyd's to increase that number for the next accident year?

Jim Ritchie: Brad, it's Jim Ritchie. I'm going to address the latter part of your question, first, because I do believe that Lloyd's represents an exciting opportunity for us. Jonathan mentioned earlier - I think you know but maybe some others don't - that Lloyd's carries its own rating and it is an A rating. We do a block of business there now that's largely professional fidelity and crime and would desire to seek to expand our business plan to do other things there. In fact, I'm very keen to get this moving. Jonathan, can you?

Jonathan Dodd: Sure. Our shareholders equity or net assets, our overall book value, will be between, I believe, $383 million and $388 million at the year end and obviously again, that's subject to the couple of ranges we've already spoken about. On a per share basis, we're expecting it to be between $5.47 and $5.55 per share.

Brad Gendells: Okay. And then, my question about how much is at Lloyd's and what's your ability to deploy additional capital at Lloyd's if you wanted to?
Because I know that Lloyd's has some complex rules about the timing of capital contributions, etc.

Jim Ritchie: We could not do it quickly, meaning in the next couple of months, but we believe we can present a capital plan to Lloyd's over a slightly longer term that would allow us to deploy capital perhaps in different lines in
Lloyd's.

Michael Dion: Okay, and what's the number that's there right now?

Jonathan Dodd: It's approximately $109 million in pure cash. We did put up approximately $113. We may have disclosed that before and it's still in startup and there's some net operating losses coming through and so as we startup with that operation, so put it down to about $109 million, $110 million at the year end.

Michael Dion: Okay. That's U.S. dollars right?

Jonathan Dodd: That is correct, yes.

Michael Dion: Okay. Thank you.

Operator: And sir, our next question is from the line of Chris Wenzel with
Fox-Pitt Kelton.

Chris Wenzel: Hi. Good morning.

Bob Lippincott: Good morning, Chris.

Chris Wenzel: Two quick questions and then maybe I'll re-queue. First, we all know that Lloyd's can be a dangerous place for new entrants with a large-risk appetite in terms of adverse selection. Is growing rapidly in that market really the best strategy? Couldn't you guys take the capital out and just give it back to shareholders?

Bob Lippincott: Chris, we think Lloyd's presents a very good opportunity for us because of our team there. This team comes from a prior syndicate that has written these similar lines of business that we are writing, now, for many, many years in the past. In fact, their portfolio was approximately $400 million to
$500 million. It was our plan in Lloyd's to take that portfolio and try to cherry pick the best lines of business where we had experience with them over the years and to produce profitable results. Not thinking that we would equal the $400 million or $500 million at this point in time, but level at a point in premium where we felt comfortable because we have selected the best of the business that they underwrote before. And it sits within our current strategy of maintaining net lines that are commensurate with our capital base. So our
Lloyd's net lines are approximately (pound)2.25 million and our maximum gross limit in Lloyd's is (pound)10 million. So, this business sort of fits our middle-market flavor and it keeps our nets down, it reflects the net to a capital base that Quanta has, and it takes volatility out of our portfolio. I hope that gives you some insight, Chris.

Chris Wenzel: Okay. Second question on the HBW program. Now that it's a larger portion of your premium revenues, I understand that's less sensitive to the A.M.
Best rating but is there any risks that HBW decides to align with another carrier for whatever reason or is there some provision that you have in contracts with them that limits their ability to do so?

Bob Lippincott: Chris, let me try to answer that. I think there's always risk in any kind of an underwriting decision, especially when you have a managing general agent agreement. Those managing general agent agreements usually have terms for termination and I don't recall off the top of my head the specifics of that termination clause. However, there is a

deterrent to movement of general agency business, in general, and that deterrent is that the company issuing the policy is generally filing rate and form in the various states the general agent is writing. In order to move that business, another company would have to start that entire process of re-filing rates and forms. That process, as we all know, is not an easy one, especially when you're dealing with different states, different jurisdictions, different regulators. So the movement of an HBW, or any other general agency account, is one that is not a short-term move. It's a long-term, work-intensive movement.

Chris Wenzel: Okay. That makes a lot of sense. Thank you. Just one follow up.
Could you give us a sense of how much capital is in each of the operating subs?

Bob Lippincott: Yes, we can, Chris. Jonathan's pulling out some details right now.

Jonathan Dodd: I have a piece of paper here. Do you have another question while
I deal with that?

Chris Wenzel: No, that was actually my last question.

Jonathan Dodd: Alright. Well, I'll remember to come back to that in a minute.

Chris Wenzel: Okay. Thank you.

Bob Lippincott: Thanks, Chris.

Operator: And sir, we have a question from the line of Xiuping Li with Tenor
Capital.

Xiuping Li: Hi. My first question is you mentioned in the end that you're doing your best to restore the A.M. Best rating. Can you just provide some detail on that in terms of what's your plan and also what you need to do to restore the rating?

Bob Lippincott: Well, let me try to attempt to answer that. First off, it's very important for us to get control of our expenses, number one. That is imperative.
Our operating platform is global. It's a great platform. It can handle much more business than we're doing right now but we'd have to get control over the expenses surrounding that platform. Number one.

Number two, we have to bring our net lines in line with our capital base of
Quanta. We're doing that by efforting a middle-market strategy where there's less volatility in our lines of business. We have more to control from an underwriting perspective in that the amount of insurance we have to provide is limited because of the size of the account we're providing it for, which allows us to be lead underwriters in most situations, or at least react like lead underwriters in most situations. In essence, we need to do some blocking and tackling rather than throwing the bomb to try to get a touchdown. We need to take our underwriters, make them entrepreneurs again. We have the expertise embedded in the underwriting team. They have done a middle-market business in the past and we just need to get back to fundamentals, execute those fundamentals, and perform going forward in a greatly reduced expense environment.

Xiuping Li: But in terms of A.M. Best, did they give you any guidance in terms of how much business you need to access and what would be your performance premium to capital numbers for you to restore your rating? Did they give you any guidance in terms of what you need to do?

Bob Lippincott: They gave us no guidance there.

Xiuping Li: Can you help me in terms when they downgraded you, what was the primary metrics they look at? It's more quantitative based or qualitative based?

Jonathan Dodd: I think it's a bit of both. Obviously, they look closely at capital but clearly A.M. Best looks at other things. In their release, they do cite in several places the results in the fourth quarter as a surprise to everybody, especially A.M. Best, and they cite senior management changes, they cite market positioning, they cite risk management, historical limits we've written, they cite the cost structure. Many of those things are very operational and there are four or five things right there that we need to go cure before we can consider moving up to the next level.

Bob Lippincott: And I think it's important for us not to speak for A.M. Best and to basically refer you to their press release that was released just prior to our call.

Xiuping Li: Okay. My second question is you mentioned there [inaudible] general reserves strengthening, so I think that's related to your specialty insurance business right?

Jonathan Dodd: It all occurred in our insurance lines. That's correct.

Xiuping Li: Can you just give me a little more detail on that? And also, how confident do you feel that there will be or won't be any further reserve strengthening in that business?

Jonathan Dodd: Yes, let me take the last part of that question. As you probably know, reserving is very judgmental. It is not a sort of definitive science. It is subjective, it's based on estimates, it's based on actuarial studies. The process we go through involves not only our chief actuary but also an independent loss specialist actuarial firm. Each of those two individuals do loss studies. They base it on our historical claims data, they base it on industry data, and they base it on the geographic data - the whole bunch of inputs that go into this. And also, we work with PriceWaterhouse, our auditors.
They, too, have an actuarial division that takes a good look at the reserves.
Now, we're still quite a young company and we have very little of our own claims history so the data we tap into does go to industry, significantly, and there are a wide range of industry standards. There are a wide range of actuarial reports. You could ask five different actuaries or actuarial firms to give you a number and I guarantee you'll get five different numbers. So when we got to the year end, we were pretty tired of all the surprises we've had in the past. I'm sure you are, as well.

So going into 2006, it was important for us to perhaps take a step back and think, "Well, let's be a little more conservative." Clearly, there are actuarial ranges out there and actuaries have different opinions. And we at senior management made the decision that we are just going to generally reserve a lot stronger. Notably, in the lines that we get at, it wasn't indicative to base a significant amount on our own historical claims that have come in. They were based largely on generally accepted actuarial standards and perhaps with a higher rating now to some industry data out there.

And to end it up, the few percentage points that we've said increased in loss ratio. Just a few percentage points but remember the reserves are on a cumulative basis at the year-end position and it's placed on written and earned premiums inception to date. But whenever we do a ratio reserve adjustment, we've got to think about it on an inception-to-date basis on all the earned premium we've earned since day one, since we set up the company. And when you make a move like that, you do get sort of like a catch-up adjustment at the time you do
it. And we went through this process in Q4 and right now, the range, the impact of that adjustment is indeed $8 million to $13 million in additional loss expenses in Q4.

Xiuping Li: So that means that you have gone through another round of actuary assessment of your historical specialty insurance reserve for the fourth quarter?

Jonathan Dodd: We have gone through another detailed actuarial process with our in-house actuary and with our independent loss specialist. Again, it's not a review of our historical claims history because we don't have a lot of that being only two years old. We have looked and paid closer attention to some of the industry's statistics perhaps and we have stressed some of the actuarial models a little more than we have in the past. Again, what's driving them is we are moving into 2006, trying to be a little bit more conservative, and making sure we can try and avoid any big surprises like we had in the past. And so, I think it was a prudent management decision to go and do that.

Xiuping Li: Okay. If I may, I just want to ask one more question. You mentioned one of your strategical terms is potential sale of all or some of your businesses. Can you just kind of give some detail in terms of what businesses in your company you think is the best way to sell quickly to preserve the value of what's the value of the sales.

Bob Lippincott: I think it's a little premature, as I mentioned in my part of the presentation. We need to get our arms around this. We have to feel each one of our business from the ground up and I think for us to say that any one is specific to a sale is a little bit too premature for us at this point in time.

Xiuping Li: How about when you mentioned your runoff? Selected run off of business. Can you give me a sense of what businesses you're planning to run off and how long that would take?

Bob Lippincott: I want to make this the last question. We want to give some other people an opportunity to ask some questions. I think the answer to that question is the same answer I just gave a few seconds ago. To answer your question, we need a definition of the lines from the ground up and we don't fully have a full-scale definition at this point in time.

Jonathan Dodd: Hey, Chris. It's Jonathan. I pulled up that piece of paper on capital and where it's located. In our U.S. pool, our U.S.-rated pool, we have approximately $135 million to $138 million in equity, in capital. As we said before, in Lloyd's we have about $108 million, $109 million. In Bermuda, Quanta
Reinsurance Ltd., we have approximately $260 million. In Dublin, Quanta Europe, we have approximately $26 million, $27 million. That's roughly where the capital is located and where it's being used.

Operator: And sir, we also have a question from the line of Mark Dwelle with
Ferris, Baker Watts.

Mark Dwelle: Yes, good morning.

Bob Lippincott: Good morning, Mark.

Mark Dwelle: You had suggested in terms of strategic alternatives, and I understand that it's premature to speculate in any great depth, but what would you view as the assets that you would regard as sellable? You talked about considering selling off portions of the business. Which ones would those be?

Jim Ritchie: Mark, it's Jim. It actually runs the full gamut. I think the answer really comes down to, in part, what we could get the best value for, what is the value that we can generate ourselves. And what will work sometimes depending on market conditions. So for example, you can go to the Lloyd's syndicate as being an item that we can do that with. I previously discussed that I would rather not do that. I think it's an attractive business for us to hold onto. We do have licenses throughout the U.S. and of course in Europe and Bermuda and that makes a sale transaction feasible because you can actually then provide some licensed structure to it. We also have a slice at the underwriting team level. We believe that as our underwriting teams are very attractive to us, they also in fact would be attractive to others. Therefore, we'd look to an opportunity to provide a turnkey capability to someone who would have the capital, the immediate rating capability, and the desire. So I guess you get the sense there's a lot of different ways that we're trying to slice and dice this but it all comes down to at the end of the day, interest and price versus the economics that we could retain by keeping control for ourselves.

Mark Dwelle: Would you consider a further capital raise as something that's on the table?

Jim Ritchie: No, as I understand A.M. Best's ratings action certainly as I read it, capital raise does not cure their concern. So I think that we're going to need to hunker down and do the best that we can with the lines that we have. Bob alluded a little earlier, there are a number of ways of being able to participate in the underwriting process in our industry. You don't always have to be the one with the rating and the lead. As you know, you can have fronting arrangements, you can have different kinds of distribution arrangements. We have a lot of talent in house and our challenge is to figure out how to leverage that talent through the market. But we are not planning another capital raise at this time.

Mark Dwelle: Okay. Thank you. That's all I have.

Operator: And sir, we have a question from the line of Ron Bobman with Capital
Returns.

Ron Bobman: Hi. Good morning. I've got a few questions not in any particular order. The $17.5 million marine reserve addition in the fourth quarter - for that particular risk, where does that take the total net loss to on that risk?
And what's also the gross figure on that risk, as well?

Jonathan Dodd: Ron, I have, again, a piece of paper in my pile here that we can give you the inception-to-date loss on that account.

Ron Bobman: Circle back? You'll dig it out like you did with Chris?

Jonathan Dodd: I will do that.

Ron Bobman: Okay. Are there any tax assets on the balance sheet that are sort of subject to review or allowance in light of the continuing losses?

Jonathan Dodd: That's a great question. We've had in our U.S. platform operating losses since inception for obvious reasons. We made the decision pretty much in our first quarter of operations, that it would be imprudent to carry deferred tax assets related to net operating loss carried straightforward. So we do have deferred tax assets. You will see them in the footnotes to our 10-K but we make
100% provision against those.

Ron Bobman: Okay. I think - I'll just keep burning here on these questions - I had in my notes from an earlier call that RLI fronts for you on your surety business. Correct me if I'm wrong.

Bob Lippincott: That arrangement has since expired.

Ron Bobman: Okay. And then, for any sort of in-force business, is that business fully collateralized or what have you? You provided collateral to them, I guess, since it's their paper.

Jonathan Dodd: I don't know how much collateral is still up for that fronting arrangement. That runs off.

Ron Bobman: Is there any sort of - is this downgrade going to accelerate or give them the option to sort of any acceleration or increased requirement for security?

Jonathan Dodd: Not that we believe.

Ron Bobman: Okay. When I added up those four capital figures that you gave in
Chris' question, I got - maybe I added wrong -- $135 plus $108 plus $260 plus
$26. I get a number well above the stockholders - is there any double counting, basically, is my question of this $135, $108, $26, and $260. Is there any sort of stacking or double counting in those numbers?

Jonathan Dodd: There could be a little bit because the operating subsidiaries and those are the underwriting operations. We do have holding companies within that and we do have the ESC platform so there will be some negative amounts in there and some small stacking coming from there.

Ron Bobman: Are we talking about small numbers, like $10 million kind of thing?

Jonathan Dodd: Yes.

Ron Bobman: Okay.

Jonathan Dodd: As I made in my earlier remarks, the total capitalization. You're absolutely right. It's just over $520 million.

Ron Bobman: Gotcha. So we got preferreds in there, we've got debt shaking caps at that number?

Jonathan Dodd: You're exactly right.

Ron Bobman: Do you have a recoverable from PXRe or Rosemont as of year end?

Jonathan Dodd: Yes, we do. We have unfortunately $9 million on PXRe and approximately nearly $1.5 million on Rosemont.

Ron Bobman: And I think you said, or somebody said, that you successfully put in place a reinsurance program I guess at 1/1/06 PXRe participant in that?

Jonathan Dodd: That is a good question and I don't know the answer to that.

Ron Bobman: Okay. You mentioned until he has completed their work - was their work a full actuarial report or was it something less than that? I'm sorry I missed it if you had specified that.

Jim Ritchie: Tillinghast is our appointed actuary so they actually issue the actuarial opinion.

Ron Bobman: Okay, and then this goes back a few years and it precedes current management, but the ESC business which you're awfully sort of proud of in support of all the prospects there and I know you don't have any sort of insight to the salability but what did the company pay for ESC? I think it bought it close to its founding date.

Jim Ritchie: I think it paid $25 million, I believe.

Ron Bobman: Okay. If you don't have that first question I had about the marine loss, I had one last question and that was - obviously, you came around and did a road show around December, early December, December 1, late November - I forget. Part of the presentation was and I distinctly remember you saying this -
that you scrubbed the reserves and you used that word. So obviously, with this pipeline loss continuing to get worse with this marine loss coming to light in the fourth quarter with the general reserve addition, to remember you saying that you scrubbed the reserves and then just continuing to have a worsening in reported reserves, it's hard to sort of establish confidence in new management when you made those sorts of statements. Could you comment on that please?

Bob Lippincott: Well, Ron, I think that's a fair observation and we did take it very hard look at reserves, last Fall, and even for the marine claim that
Jonathan's going to give you some more detail on in a moment, that the reserves were set at

- well, we felt at the conservative level and we did benchmarking versus for example losses that occurred in Ivan and other places. We were surprised in
January when we received the loss report that Jonathan will talk about.

Jonathan Dodd: Yes, Ron, it's really from that one account and I think your question was what is the inception to the date loss on that account and it's between $20 million and $24 million.

Ron Bobman: How about gross, Jonathan?

Jonathan Dodd: Well, that is the reported loss to us. Again, obviously, falls into our reinsurance treaty which we don't track by individual underlying account. That is the gross loss reported to us on this account.

Ron Bobman: And is there exposure that could take it north or are you at policy limits on that account?

Jonathan Dodd: There is remaining exposure on that account.

Ron Bobman: Alright. I commented on this at the time when the environmental pipeline loss first came to light and here again, for a company with now less than $400 million of equity but even then at no more than $500 million of equity, to be exposing so much of your capital to one particular account was -
it really appears unconscionable that the underwriting guidelines would permit that and that the Board's handle along with the underwriting guidelines - there really seems to be a complete naivete or reckless capital management program.
How you can write net policies so large on a capital base like that makes no sense. Thanks a lot.

Bob Lippincott: Thanks, Ron. It's 10:04 at this point in time. We'll take one more question and thank you all for your participation.

Jonathan Dodd: Ron, since I did get that to you, you asked another question when our PXRe reinsurance was up for renewal. It is up for renewal in April of this year and as far as I'm aware today, it has not been renewed yet.

Bob Lippincott: One more question, please.

Operator: And sir, the final question comes from the line of Ken Billingsley with BB&T.

Bob Lippincott: I think I recognize that name. Good morning, again, Ken.

Ken Billingsley: Yes, I ended up getting cut off before I really got any questions in. So if you don't mind, I'm just going to run off just a few of them here and let you answer them how you want. First off, at one point in time like you discussed, your plans with the preferred and what your plans are through
'06. What's going to go on with those? The other thing is the comments you made in the past, or I believe I've heard it, that you really wanted to operate this as an A- company. Now that it's going to be a B++ company with the negative implications, really what the goal is from an operational standpoint since it seemed you really didn't want to do that prior to the offering. The third is you said something about lowering expenses yet retaining the underwriting entrepreneurial spirit. What's really different now that's going to allow you to lower the overall expense structure? What's different in the entrepreneurial spirit from when the company raised capital, three years ago? And the last two questions is on ESC, will that be hampered? With losing the A- rating, will you have more difficulty writing them into environmental business and will that hamper feasibility to offering? I know that's a number of questions.

Bob Lippincott: Ken, in the interest of time, can you tell me what your priority question is.

Ken Billingsley: Well, I guess the priority question would be just the plan for management. What's going to change now, going from A- to B++ with negative implication and what your thought processes have changed since prior to doing the offering? I guess another question that I'd rather you answer is A.M. Best actually stated, and this is something that Jonathan mentioned before, that the issues A.M. Best has is prior risk management practices and then the others and those obviously, you have reserve charges coming through that maybe were unexpected. But the other issues they give, there's really been no change regarding marketing position, cost structure disadvantage, and decrease on lines and reinsurance. So can you comment without putting words in A.M. Best's mouth of what's really changed that caused this downgrade and the difference between prior to the offering and where we sit today? Those would probably be the two questions I'd rather have you answer.

Bob Lippincott: Let's see if I can sift through that a little bit, Ken. First off, I have no choice operating the platform that we're operating now. It wasn't my choice to be downgraded. I have what I have and I have to be strategic in building a plan around that rating. As I said in my presentation, there are lines of business that we can write within that platform.

And as we grow out of that rating and into a stronger rating, we'll have a springboard into building that portfolio into a middle-market philosophy. Middle market allows us to write lower lines, lower exposures. That starts to answer the question that you've asked about the leverage between our lines of business and our capital base. It also gives us some control. More control than we had when we were writing the larger lines. So that answers the control issues. It takes volatility out of the marketplace. It allows us to buy reinsurance with continuity markets that want to participate on middle-market business. Every one of these things is a positive. Not one of them can answer your question but all of them together integrate into an answer that shows that we have to get back to our basics. We have to recognize our exposure to our capital base. We have to write lower limits so that that exposure is not there going forward, we have to buy prudent reinsurance to protect that and we have to use the expertise of our existing underwriting team to market into that middle-market segment.

Jim or Jonathan, since this is the last question, any final comments?

Jim Ritchie: Yes, I think two, Ken. I think in fairness, we have committed to perform an analysis and consider alternatives and select the course of action.
We are committed to communicating that when that's completed, which we're doing, with a top priority and very, very quickly. Maybe our speed would be helped by a little bit of the coffee that Ken is drinking at BB&T because certainly, they were very rapid-fire questions. But we'd love to address them further.

We thank everyone for their interest and participation, this morning.

Bob Lippincott: Thank you all very much. We appreciate the time you've spent with us.

Operator: Ladies and gentlemen, we thank you for your participation in today's conference. This does conclude your presentation and you may now disconnect.